UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 2, 2009, SVB Financial Group (the “Company”) filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2008 (“10-K”). The financial results for the fourth quarter and year ended December 31, 2008 reported in the 10-K reflects a decrease in net income of $1.2 million since January 22, 2009, the date on which the Company issued its press release announcing its preliminary financial results (“Press Release”). The decrease in net income was due to an increase to the Company’s allowance for loan losses as of December 31, 2008, which had an impact on the Company’s provision for loan losses, incentive compensation expense, income tax expense, overall net income and earnings per share, as well as related earnings and asset quality ratios. The following table highlights certain revised items related to this change in our overall consolidated statements of income and balance sheets for the fourth quarter and year ended December 31, 2008:

	Three months ended December 31, 2008		Year ended December 31, 2008
(Dollars in thousands, except EPS)	As reported in Press Release	As reported in 10-K report	As reported in Press Release	As reported in 10-K report
INCOME STATEMENT
Provision for loan losses	$67,257	$70,957	$97,013	$100,713
Compensation and benefits expense	24,977	23,877	178,415	177,315
Net income	3,638	2,422	79,844	78,628
Net income available to common stockholders	2,931	1,715	79,137	77,921
Earnings per common share—diluted	0.09	0.05	2.33	2.29

BALANCE SHEET
Allowance for loan losses	$103,696	$107,396	$103,696	$107,396
Total assets	10,023,208	10,020,892	10,023,208	10,020,892

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2009	SVB FINANCIAL GROUP

	By:	/S/ MICHAEL DESCHENEAUX
Name: Michael Descheneaux Title: Chief Financial Officer